Exhibit 10.A.38

Separation Agreement

	In consideration of the mutual agreements set forth below, Michael
H. Spindler ("Spindler") and Apple Computer, Inc. ("Apple") agree to the following terms and conditions of this Separation Agreement (the
"Agreement"):

	1.	Nature of Business.  Apple is in the business of designing,
developing, producing, selling and marketing computer systems, related products and services. The business practices of Apple and the market conditions in which Apple operates change rapidly and these changes have necessitated prompt changes in management, and/or managers' responsibilities. These changes are needed from time to time in the high level management positions such as those for which Spindler has been employed.

	2.	Resignation from Board, Termination of Employment and
Rescission of Retention Agreement. Spindler has resigned from his position on Apple's Board of Directors effective as of February 2, 1996 and has been terminated from his position as Chief Executive Officer effective as of February 2, 1996. Spindler also hereby resigns from all other positions he holds on behalf of Apple, its subsidiaries and affiliates (except for his position as an employee), which positions are set forth at Exhibit A hereto. Spindler agrees to sign at Apple's request all appropriate mutually agreeable documentation prepared by Apple to facilitate these resignations and termination.

	Spindler and Apple agree that in exchange for the terms and conditions of this Agreement, the June 9, 1995 Retention Agreement between Spindler and Apple, a copy of which is attached hereto as Exhibit B, is hereby rescinded and that neither party has any further rights or obligations under the Retention Agreement.

	3. 	 Employment Status/Termination.  During the period
February 2, 1996 through March 31, 1996 ("Termination Date"), Spindler will remain an employee of Apple as provided in this paragraph reporting to Gilbert F. Amelio ("Amelio") and shall be available to assist Amelio as
may be mutually agreed to between Spindler and Amelio.   Spindler shall

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 be on sabbatical from February 15, 1996 through Termination Date.  Until
Termination Date, Spindler will continue to receive his regular salary and full executive level medical insurance benefits. Termination shall be accomplished by the return of Spindler's Apple Identification Badge to Edward B. Stead. Beyond the return of Spindler's Apple Identification Badge, Spindler represents that all other Apple property has been returned to Apple and there are no further actions required to be taken by Spindler prior to Termination Date. To the extent this Agreement varies from the terms and conditions of any Apple employee benefit plan, program or policy, or any other agreement, written or oral, this Agreement shall govern.

	4.	Compensation and Benefits Upon Termination.  Within
five (5) days of Termination Date, Apple will pay the following:

		a.	Severance Payments.   Spindler shall receive the full
amount of his accrued but unpaid base salary earned through Termination
Date plus a cash payment (calculated on the basis of Spindler's base salary then in effect) for all accrued but unused vacation as of Termination Date. In addition, Apple shall also pay Spindler a lump sum payment of three million, seven hundred twelve thousand, five hundred dollars
($3,712,500). Apple shall continue to pay for and provide Spindler with health insurance benefits in accordance with terms and provisions of such plans and arrangements in effect on the Termination Date for a period of two (2) years from Termination Date.

Apple's Board of Directors (the "Board") previously granted Spindler options to purchase shares of Apple Common Stock under Apple's 1981 and 1990 Stock Option Plans (the "1981 and 1990 Plans") and options to purchase shares of stock under Apple's 1987 Executive Long Term Stock
Option Plan ("ELTSOP"). Except as expressly provided below, nothing in this Agreement shall alter the terms and conditions of such options and such options shall continue to vest and be exercisable in accordance with the terms of the grant agreement issued to Spindler with respect to such grants, and the terms of the 1981 and 1990 Stock Option Plans and the ELTSOP administered by the Board. As of Termination Date, (a) all stock option grants previously awarded to Spindler under the ELTSOP shall continue to vest for a period of one (1) year from Termination Date and shall be exercisable for a period of two (2) years from Termination Date provided, however, that all such options shall be subject to the 10-year expiration provisions of the ELTSOP, and (b) all stock option grants previously awarded to Spindler under the 1981 and 1990 Plans shall continue to vest during, and be exercisable for, a period of ninety (90) days from Termination Date.
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The payment outlined in this Paragraph 4(a) shall constitute full satisfaction of all Apple's obligations to pay severance benefits to Spindler under Apple's Executive Severance Plan, as amended by the June 9, 1995 Supplement, Apple's Senior/Executive Incentive Bonus, and any and all other written or oral agreements between Spindler and Apple including but not limited to, the employment agreement dated April 12, 1991, a copy of which is attached hereto as Exhibit C. Except as provided for in Paragraph 3 above and in Paragraph 4(b) below, there shall be no other payments to Spindler except as stated in this Paragraph 4(a).

		b.	Relocation and House Repurchase.  Apple shall pay
Spindler, in full satisfaction of any and all obligations to pay moving expenses for Spindler and his family under any Apple policy, plan or program a lump sum payment in the amount of fifty thousand dollars ($50,000). In addition, Apple shall pay Spindler one hundred fifty thousand dollars ($150,000) in full satisfaction of any and all obligations Apple may have had to purchase Spindler's Atherton, California house under any Apple plan, program, policy, or agreement, both oral and in writing.

		c	Receipt of Documentation.  Spindler acknowledges
that he has previously received from Apple copies of pertinent portions of Apple's Executive Severance Plan, as amended by the June 9, 1995
Supplement, Apple's Senior/Executive Bonus Program, Apple's 1981 and
1990 Stock Option Plans, Apple's ELTSOP, Apple's Vacation and Holiday Policies, and Apple's Benefit Plans relating to health care, life insurance, accidental death and disability, short and long term disability and Savings Plans. Spindler understands and agrees to be bound by the written terms and conditions of these various plans, policies or programs, unless expressly provided for otherwise under this Agreement or in the Plan, and agrees that Apple has reserved the right and option, in its sole discretion, to change, interpret, modify or terminate these and all other plans, policies or programs at any time without Spindler's consent so long as such action does not conflict with or reduce Spindler's rights under this Agreement.

		d.	No Other Benefits.  Spindler will not be entitled to
receive any other compensation, bonus or benefits provided by, through or on behalf of Apple, its affiliates or subsidiaries, other than benefits that are vested as of Termination Date and that are payable in accordance with the terms of any applicable Benefit Plan, or otherwise provided for herein.

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	5.	Confidentiality.  The terms of this Agreement are
confidential. Neither Spindler nor Apple will at any time disclose to any third party the terms of this Agreement, except as authorized by this agreement or as required by law. Spindler may also make such disclosure to his spouse, tax advisor and/or lawyer, all of whom shall be instructed to keep the information disclosed to them confidential; any disclosure by any such party shall be deemed a disclosure by Spindler. Apple and Spindler shall not disparage each other in their communications in response to all inquiries from the press, public media or any other third parties regarding this Agreement or Spindler's employment termination.
If Apple makes a press statement which disparages Spindler, then
Spindler may invoke the procedures outlined in Paragraph 21 of this Agreement. If Spindler makes a press statement which disparages Apple, then Apple may invoke the procedures outlined in Paragraph 21 of this Agreement.

	6.	Trade Secrets, Proprietary and Confidential Information.
Spindler agrees to comply with Apple's "Proprietary Rights and Information Agreement" which is attached hereto as Exhibit D to this Agreement.

	In addition, Spindler agrees to continue to abide by the principles and guidelines in Apple's Global Ethics brochure, the terms of which are incorporated herein to the extent it applies to employee through Termination Date and to former employees thereafter.

	On or before Termination Date, Spindler agrees to promptly return to Apple or its records retention designee, all Apple proprietary and confidential information, including but not limited to all inventions, discoveries, improvements, computer programs, designs, documentation, notes, plans, drawings and copies thereof to Apple. Spindler shall be entitled to keep as his own personal property the equipment listed at Exhibit E together with manuals and product data information associated with such equipment.

	Spindler and Apple agree that this section regarding Trade Secrets, Proprietary and Confidential Information shall survive the termination of this Agreement.

	7.	Non-Solicitation.  Spindler further recognizes that Apple's
work force constitutes an important and vital aspect of its business.

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Spindler agrees, therefore, that he shall not solicit others employed by
Apple, or any of its subsidiaries or affiliates, to become employed by any firm, company or other business enterprise through March 31, 1997. Spindler further represents that he has no time prior to this Agreement solicited any employee to leave Apple. Nothing in this Agreement will prevent Spindler from providing favorable recommendations or favorable references on behalf of persons who previously worked with Spindler.

	Spindler and Apple also agree, that upon a breach or violation or threatened breach or violation of any confidentiality, trade secrets, or non-solicitation agreement by Spindler contained herein, or if any provision of Sections 5, 6, or 7 of this Agreement, Apple, in addition to all other remedies which might be available to it including rescission of the Agreement and repayment of the consideration paid to Spindler for the covenants or promises breached, shall be entitled as a matter of right to equitable relief in any court of competent jurisdiction, including the right to obtain injunctive relief or specific performance. Spindler and Apple agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to Apple as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and therefore constitute irreparable harm. This Paragraph 7 shall survive the termination of this Agreement.

	8.	Indemnification.  All rights of indemnification previously
provided by Apple to Spindler by Apple's By-Laws and/or by the Indemnification Agreement dated January 27, 1988 shall continue in full force and effect in accordance with their terms, following the date of this Agreement. A copy of Spindler's Indemnification Agreement is attached hereto as Exhibit F to this Agreement.

	9.	Successors.  Apple will require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Apple to expressly assume and agree to perform this Agreement in the manner and to the same extent that Apple would be required to perform it if no such succession had taken place. Failure of Apple to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle Spindler to the benefits listed in Paragraphs 3 and 4 of this Agreement, subject to the terms and conditions therein.

	10.	Governing Law.  The validity, interpretation, effect, and
enforcement of this Agreement shall be governed by the laws of the State of California without regard to its choice of law principles.

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	11.	Entire Agreement.  This Agreement, and Exhibits A, B, C, D,
E & F to this Agreement, set forth the entire Agreement and understanding between Spindler and Apple, and supersede any other negotiations, written agreements, understandings, oral agreements, representations or past or future practices, whether written or oral, by Apple, including but not limited to, the employment agreement between Apple and Spindler dated April 12, 1991, the July 26, 1995 letter employment agreement, and the June 9, 1995 Retention Agreement. This Agreement may be amended only by written agreement, signed by the parties to be bound by the amendment. Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

	Each Apple plan or policy referred to herein directly or by implication (except the 1981 and 1990 Stock Option Plans and the
ELTSOP) is incorporated herein only insofar as it does not contradict this Agreement. If any inconsistencies exist between this Agreement and any such plan or policy, this Agreement shall control. If any inconsistencies exist between this Agreement and the 1981 and 1990 Stock Option Plans or the ELTSOP, with the exception of the terms and conditions of Paragraph
4 above, those stock plans shall control.

	12.	Right to Advice of Counsel.  Spindler understands that he
has the right to have this Agreement reviewed by his lawyer and acknowledges that Apple has encouraged him to consult with his lawyer so that he is fully aware of his rights and obligations under this Agreement. Spindler acknowledges that he has done so.

	13.	Modification.  This Agreement may not be amended,
modified, changed or discharged in any respect except as agreed in writing and signed by Spindler and the Chief Executive Officer of Apple Computer, Inc.

	14.	Severability and Interpretation.  In the event that any
provision or any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement and the other provisions shall remain fully valid and enforceable, provided that, if Paragraph 2, 5, 6, 7, 19 or 21 is held to be invalid or unenforceable in response to a motion, argument or other act by Spindler, then Apple, at its sole discretion, may rescind the Agreement and recover all consideration paid to Spindler under the Agreement.

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	15.	Notices.  All notices required by this Agreement shall by
given in writing either by personal delivery or by first class mail, return receipt requested. Notices shall be addressed as follows:

	To Apple:		Apple Computer, Inc.
				1 Infinite Loop, Mail Stop 75- 8A
				Cupertino, California 95014
				Attention:  General Counsel

	To Spindler : 		67 Orchard Hill
				Atherton, CA 94027

or in each case to such other address as Spindler or Apple shall notify the other. Notice given by mail shall be deemed given five (5) days following the date of mailing.

	16.	Miscellaneous.  The rights and obligations of Apple under
this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of Apple, any and all subsidiaries of a subsidiary, all affiliated corporations, and successors and assigns of Apple. No assignment of this Agreement by Apple will relieve Apple of its obligations. Spindler shall not assign any of his rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon and inure to the benefit of Spindler's heirs, executors, administrators, or other legal representatives and their legal assigns.

	17.	Damage Limitation.  At Termination Date, Spindler shall
not be entitled to recover any compensation, benefits or damages except as specifically described in this Agreement. This damage waiver provides that no damages (including without limitation, special, consequential, general, liquidated or punitive damages or attorneys fees or costs) shall be sought or due from Apple.

	18.	Waiver.  A waiver by either party of any of the terms or
conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

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	19.	Release.  Spindler hereby completely releases and forever
discharges Apple, its Board of Directors, officers, directors, agents, employees, attorneys, insurers, subsidiaries and affiliates ("Apple Parties") from, and covenants not to sue any Apple Party with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known and unknown, in law or equity, connected with Spindler's employment relationship with the Apple
Parties, or any other act or omission of any Apple Party which may have occurred prior to the date this Agreement is signed. Spindler further agrees that by his acceptance and negotiation of the payment provided for in Paragraph 4 of this Agreement, he thereby completely releases and forever discharges the Apple Parties from, and covenants not to sue any Apple Party with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known and unknown, in law or equity, connected with Spindler's employment relationship with the Apple Parties, or the termination of such relationship, or any other act or omission of any Apple Party which may have occurred prior to Termination Date. This release and discharge includes, but is not limited to, all "wrongful discharge" claims; all claims relating to any contracts of employment, express or implied; any covenant of good faith and fair dealing, express or implied; any tort of any nature: any federal, state, or municipal statute or ordinance; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, and any other laws and regulations relating to employment discrimination and any and all claims for attorney's fees and costs. Spindler specifically acknowledges that the foregoing release includes a complete release and discharge of all Apple Parties from any and all claims, damages of any kind, and claims for attorneys fees and costs, under the Age Discrimination in Employment
Act of 1967 ("ADEA") as amended by the Older Worker Benefit Protection
Act ("OWBPA"). Spindler and Apple agree that part of the consideration payable to Spindler under this Agreement is consideration that Spindler would not otherwise be entitled to and is in consideration for Spindler's release of claims under the ADEA as amended by the OWBPA.

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	Spindler acknowledges that he understands the protections
provided by the OWBPA and that the provisions of the OWBPA have been met by the terms of this Agreement. Spindler states that he knowingly and voluntarily enters into this Agreement. Spindler acknowledges that this Agreement is written in a manner calculated to be understood by him. Spindler further acknowledges that this Agreement refers without limitation to rights under the Age Discrimination in Employment Act. Spindler understands that by this Agreement, he does not waive rights or claims that may arise after the date the Agreement is executed. Spindler acknowledges that he is entering this Agreement in exchange for consideration in addition to anything of value to which he already is entitled due to his employment with Apple. Further, Spindler acknowledges that this release of claims under the OWBPA is not requested in connection with an exit incentive program or other employment termination program offered to a group or class of employees within the meaning of OWBPA. Notwithstanding this provision, Spindler acknowledges that he has been allowed up to forty five (45) days from the date that he received this Agreement to accept its terms. Spindler acknowledges he has consulted with an attorney about the Agreement. Spindler acknowledges that after he signs the Agreement, he will then be given seven (7) days following the date on which he signs the Agreement to revoke it and that this Agreement will only become effective after this seven (7) day period has lapsed. Any such revocation must be in writing signed by Spindler and immediately delivered to Apple's General Counsel.

	Spindler has read and expressly waives Section 1542 of the California Civil Code, which provides as follows:

	A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

	This waiver is not a mere recital, but is a known waiver of rights and benefits. This is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein.

	The Apple Parties hereby release and forever discharge Spindler, his agents and attorneys from, and covenant not to sue Spindler, his

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agents and attorneys with respect to, all claims, rights, demands, actions, obligations, debts, sums of money, damages, and causes of action
("claims") arising from his employment relationship with Apple to the extent permitted by law and public policy, except for any claims arising from any intentional acts of misconduct, or any other act taken in bad faith or without a reasonable belief that it was in the best interests of the Apple Parties.

	20.	Cooperation.  Spindler agrees that he will make himself
available at reasonable times and intervals to participate in the conduct of and preparation for any pending or future litigation to which Apple is a party and in which his experience or knowledge may be relevant.
Spindler shall be reimbursed for his reasonable travel and out-of-pocket expenses incurred by virtue of his cooperation as described in this Paragraph. In no respect shall this provision be deemed to pertain to or affect the nature or substance of Spindler testimony at deposition or trial or in any other truthful testimony at deposition or trial or in any other circumstances.

	21.	Remedies in Event of Future Dispute.

		a.	Except as provided in sub Paragraph (b) below, in the
event of any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, and/or Spindler's employment with Apple through Termination Date, the parties will first attempt to resolve the dispute through confidential mediation to be conducted in San Francisco by a member of the firm of Gregoria, Haldeman & Piazza, Mediated
Negotiations, 625 Market Street, Suite 400, San Francisco, California 94105. If the parties' dispute is not resolved through mediation, it will be resolved through binding confidential arbitration to be conducted by the American Arbitration Association in San Francisco, pursuant to its
California Employment Dispute Resolution Rules, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction of the matter. The prevailing party in such arbitration shall be entitled to recover from the losing party, not only the amount of any judgment awarded in its favor, but also any and all costs and expenses, incurred in arbitrating the dispute or in preparing for such arbitration.

		b.	In the event that a dispute arises concerning
compliance with this Agreement, either party will be entitled to obtain

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from a court with jurisdiction over the parties preliminary and permanent injunctive relief to enjoin or restrict the other party from such breach or to enjoin or restrict a third party from inducing any such breach, and other appropriate relief, including money damages. In seeking any such relief, however, the moving party will retain the right to have any remaining portion of the controversy resolved by binding confidential arbitration in accordance with sub paragraph (a) above.

	By signing the below, the parties agree to the terms hereof, including the Exhibits hereto, and agree that this document, and Exhibits A, B, C, D, E & F hereto, set forth their entire agreement, except as otherwise expressly provided herein.

							APPLE COMPUTER, INC.



	February 13, 1996		 By /s/ Gilbert F. Amelio
	Date					Gilbert F. Amelio
						Chief Executive Officer,
						Chairman, Board of Directors
						Apple Computer, Inc.


I have read, understand, and agree to the foregoing:



	February 12, 1996		 By  /s/ Michael H. Spindler
	Date					 Michael H. Spindler













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